Exhibit 99.2

1Q CONFERENCE CALL SCRIPT

April 25, 2006

JKM Opening Comments

Good morning and welcome to Chesapeake Corporation's first-quarter conference call. I'm Joel Mostrom, senior vice president and chief financial officer, and joining me today is Andy Kohut, our president and chief executive officer.

Andy will begin with some overall comments on our business and update you on progress on our cost savings program. I will then provide a financial review of the quarter. After that we will be available for questions.

Before we get started, I want to advise all participants that this call is being recorded by Chesapeake Corporation and is copyrighted material. It cannot be recorded or rebroadcast without Chesapeake's express permission. Furthermore, the comments on this call may include "forward-looking statements" as defined in the Private Securities Litigation Reform Act. The accuracy of such forward-looking statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements. Certain of those risks, uncertainties and assumptions are set forth in the summary of this conference call, which will be posted on the Company's web site at the conclusion of this call. Additionally, during this call there may be references to certain non-GAAP financial information. This information has been reconciled to GAAP in the Company's earnings release which will also be posted on the Company's website at the conclusion of this call.

Now I will turn the call over to Andy.

AJK Comments

Today we reported a net loss from continuing operations of $0.24 per share compared to net income from continuing operations of $0.08 per share in the first quarter of 2005. Excluding restructuring charges and a loss on the sale of our plastics operation in Northern Ireland we posted a modest operating profit for the quarter. This performance was in-line with our expectations in spite of rising energy costs and unfavorable foreign currency exchange rates. These items, combined with increased pension expense, adversely impacted first quarter operating profit in the amount of $5.4 million when compared to the same period in 2005.

Our $25-million cost savings program is critical to our long term success. I am very pleased with the performance to date by our people on implementing the cost savings program. During the first quarter of 2006, we announced the planned closure of our paperboard packaging operation in Bedford, England, initiated further broad-based workforce reduction and cost savings actions, and completed the sale of our plastic packaging operation in Lurgan, Northern Ireland. These actions, when combined with the plant closure and workforce reduction initiatives implemented in late 2005, are expected to result in approximately $12 million of annualized pre-tax savings.

Now, I would like to provide more detail regarding recent facility rationalizations starting with the Birmingham closure. This facility had annual sales of approximately $28 million and was focused primarily on very price competitive food and household packaging. We began the closure process late in the third quarter of 2005 and have now substantially completed the process. We selectively transferred about 75 percent of the business to other facilities within our manufacturing network where the incremental volume will be more profitable. Equipment from this facility is being moved within our system or sold. The real estate of this owned site is currently being marketed and we expect the proceeds to help offset the cost of closure.

The next rationalization action relates to the sale of our beverage packaging plant located in Northern Ireland. As we have mentioned in the past, beverage-related plastic packaging for soft drinks and water applications in western markets is not a strategic focus for us. Instead of closure costs, we received net cash proceeds of $15 million on the sale and concluded a transaction that is expected to be accretive to our operating results in 2006.

We have a number of other initiatives under way as well. Each will be different but each will be geared to maximize shareholder value. We will update you as they occur and summarize cost savings activities quarterly. I want to emphasize that the realization of the savings takes time and a significant impact is not expected to show up in the bottom line until the second half of this year and into 2007. However, once completed, I am confident our operating results will be more reflective of our products and the markets we are focused on.

We continue to believe that our focus in the pharmaceutical and healthcare market, and our niche positions in areas such as alcoholic drinks and plastics will enhance value for our shareholders.

Joel will now provide you more details on the first quarter results.

JKM COMMENTS

Thanks Andy.

As Andy mentioned the net loss from continuing operations for the first quarter of 2006 was $4.6 million, or $0.24 per share. This compares to net income of $1.5 million, or $0.08 per share, for the first quarter of 2005. The first quarter of 2006 included net after-tax losses of $4.2 million, or $0.22 per share, for divestitures, restructuring expenses and other exit costs, principally attributable to our cost savings program, as well as an after-tax loss on the extinguishment of debt of $600,000, or $0.03 per share. Excluding these items, income from continuing operations was $200,000, or $0.01 per share.

In addition to the impact of changes in foreign currency exchange rates, which reduced operating profit by approximately $1.4 million, first quarter 2006 operating results were adversely impacted by rising energy costs of approximately $2.0 million and higher pension expenses of approximately $2.0 million when compared to the same period in 2005. Despite these sharp increases in pension and energy costs, our first quarter operating results, exclusive of restructuring activities and divestitures, were comparable to the first quarter of 2005.

I'll now review our operating results in greater detail starting with the Paperboard Packaging segment. Please note that the discussion of segment results excludes restructuring expenses and gains or losses related to divestitures.

First quarter net sales of $211.6 million for the Paperboard Packaging segment were down 5 percent compared to net sales for the first quarter of 2005. Excluding the impact of changes in foreign currency exchange rates, net sales were up 3 percent for the quarter. Adjusting for the 2005 Arlington Press acquisition and divestiture of our operation in Bourgeot, France, paperboard packaging net sales were down approximately 2 percent compared to net sales for the first quarter of 2005.

Tobacco packaging volume remained strong and was improved over the same period in 2005. Branded products packaging sales were up slightly from 2005, with strong volume in confectionary and alcoholic drinks packaging largely offset by weakness in luxury packaging. Excluding the impact of the Arlington Press acquisition, pharmaceutical and healthcare packaging volume was down slightly to the same period in 2005.

The Paperboard Packaging segment's EBIT for the first quarter of 2006 was $8.9 million, down 16 percent compared to the first quarter of 2005. Excluding the impact of changes in foreign currency exchange rates, EBIT was down 8 percent for the quarter. As previously mentioned, increased pension expense and energy costs had an adverse impact on the paperboard segment during the first quarter of 2006. These were partially offset by improved operating performance and cost savings attributable to our cost savings program.

In our Plastic Packaging segment net sales for the first quarter of 2006 were $47.4 million, down 6 percent compared to net sales for the first quarter of 2005. Excluding the impact of changes in foreign currency exchange rates, net sales were comparable to the same period in 2005. Resin prices had little overall impact on first quarter revenues when compared to the same period in 2005 and overall volume declines were offset by a better product mix.

Stronger demand in specialty chemicals packaging and our bulk container and dairy bottle operations was offset by disappointing beverage packaging sales during the quarter.

EBIT for the Plastic Packaging segment was $5.7 million for the first quarter of 2006, up 14 percent compared to the same period in 2005. Excluding the impact of changes in foreign currency exchange rates, EBIT was up 23 percent for the first quarter of 2006, compared to 2005.

Corporate expenses for the first quarter of 2006 were down approximately $600,000, or 13 percent, from the comparable period in 2005 in large part due to cost savings initiatives, partially offset by increased spending on strategic initiatives.

Net interest expense for the first quarter of 2006 was up approximately $500,000 compared to the first quarter of 2005. The increase is due to incremental debt associated with the Arlington Press acquisition, funding requirements of the global cost savings program and higher average interest rates on short-term borrowings. Revolver utilization was approximately $118 million as of the end of the first quarter of 2006. In addition, approximately $116 million of our 10 3/8 percent sterling sub debt was outstanding at the end of the first quarter of 2006 and we are currently evaluating options for refinancing this debt which is callable in November 2006.

Net cash used by operating activities was $11.0 million for the first quarter of 2006, a decrease of $21.9 million from the first quarter of 2005. The decrease primarily reflects an increase in working capital, incremental pension funding and cash spent for restructuring activities during the first quarter of 2006. Net cash used by operating activities, exclusive of restructuring spending, was $5.6 million for the first quarter of 2006. The company's total capital spending was $12.4 million for the first quarter of 2006 compared to $6.8 million in the first quarter of 2005.

Before we open the call up to questions, I want to take a moment to elaborate further on the status of the cost savings initiatives and recap a few of the key financial metrics of the cost savings program.

The cost savings program is on schedule and through the end of the first quarter, restructuring charges, cash requirements and cost savings are consistent with our initial expectations. As Andy indicated, the Birmingham closure is virtually complete and operating losses and restructuring charges associated with the closure of that operation are in line with our expectations. The benefits related to closing that facility had marginal effect during the first quarter but are expected to be more consequential beginning in the second quarter. The announced closures of facilities at Bedford, England and Ezy, France are underway and we currently expect the closures of these operations will be complete during the second half of 2006. The possible closure, downsizing, consolidation or sale of additional facilities is under review and, after appropriate consultation with works councils and customers, we will update you on any additional cost savings initiatives. Also during the first quarter many of the company-wide workforce reduction and general overhead reduction initiatives were implemented. Again, we expect the savings related to these actions to start to show up in our results later this year.

Through the end of the first quarter 2006 the global cost savings program has resulted in:

    Total pre-tax restructuring charges of $17.3 million, of which $4.2 million are included in the first quarter results.
    Total cash expenditures of $11.0 million, of which $5.4 million are included in the first quarter results.
    Cash expenditures to date have been mitigated by cash proceeds in the amount of $15 million related to the sale of our plastics operation in Northern Ireland, and
    When complete, the cost savings initiatives implemented to date are estimated to generate pretax savings of approximately $12 million per annum.

As Andy indicated we will continue to update you on our progress related to these initiatives each quarter.

Now at this time we would be happy to take your questions.

JKM Close

I'd like to remind everyone today's call will be available for replay on our website, www.cskcorp.com or can be accessed by calling 888-203-1112 or 719-457-0820 (code 1932164).

This concludes today's call. Thank you for participating.